PRESS RELEASE
                    FOR RELEASE DECEMBER 1, 2006 AT 4:30 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 248-9130
                       Baltimore County Savings Bank, FSB


                      BCSB BANKCORP, INC. SUSPENDS DIVIDEND

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, headquartered in Baltimore, Maryland announced today that it has determined to suspend its dividend program and has agreed with its primary regulator, the Office of Thrift Supervision, that it will not issue a dividend to its stockholders going forward without the regulator's consent as the Company seeks to implement its business plan to improve its earnings, capital position and liquidity.

President Joseph Bouffard stated that while the Bank and the Company remain well capitalized in regards to all regulatory requirements, the suspension of the Company's historic dividend is a part of the Company's overall strategy to conserve assets, restructure the balance sheet, reduce the investment portfolio and redirect cash flow to higher yielding loan products to improve profitability. Mr. Bouffard further noted that at this point it is prudent to conserve capital as part of the Company's overall strategy.

Founded in 1955, BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB. The Bank currently operates eighteen offices throughout the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing and local or national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.